                                                                   Exhibit 10.11

                       LONG TERM FUNDED RESEARCH AGREEMENT

      This LONG TERM FUNDED RESEARCH AGREEMENT ("Agreement") is effective as of the 1st day of January, 1997, and is by and between DNA PLANT TECHNOLOGY CORPORATION ("DNAP"), a corporation duly organized and existing under the laws of the State of Delaware, and SEMINIS VEGETABLE SEEDS, INC., a corporation organized under the laws of the State of California ("SEMINIS")

                                   WITNESSETH

      WHEREAS, DNAP has expertise, personnel, facilities, equipment, technology and intellectual property useful in the development of improved plants using biotechnological techniques; and

      WHEREAS, SEMINIS is, among other things, a leading developer and marketer of improved varieties of fruits, vegetables and agronomic crops; and

      WHEREAS, the parties desire to enter a long term relationship whereby the parties will consult with each other regarding utilization of biotechnology in the seed industry and SEMINIS will fund research and development projects to be conducted by DNAP;

      NOW, THEREFORE, the parties hereto agree as follows:

Article I. Definitions

            For the purposes of this Agreement, the following terms shall have the following meanings:

            1.1 "DNAP" means DNA Plant Technology Corporation, a Delaware Corporation, and its Affiliates.

            1.2 "SEMINIS" means Seminis Vegetable Seeds, Inc., a California corporation and its subsidiaries and/or its Affiliates.

            1.3 "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with the party, as well as any majority owned entities of the party and of its other affiliates. Control shall mean the right to control or actual control of management of such other entity, whether by ownership of voting securities, by agreement or otherwise.

            1.4 "Research Program" means the research and development program described in Article II of this Agreement, and includes Projects.

            1.5 "Funded Intellectual Property" or "Funded IP" means inventions, discoveries, know-how, trade secrets, confidential information, biomaterials, patents, plant variety protection act rights, breeders' rights, or other intellectual or industrial property on a worldwide basis arising our of or developed in the course of the Research Program or any Project.

            1.6 "Project" means a particular research or development project to be carried out by DNAP for SEMINIS as approved and accepted by the parties pursuant to paragraph 2.2 of this Agreement.

            1.7 "DNAP Intellectual Property" or "DNAP IP" shall mean the intellectual property (including, but not limited to, know-how, trade secrets, confidential information, biomaterials, patents, plant variety protection rights, breeders' rights, and rights under licenses) owned in whole or in part, controlled or licensable by DNAP from time to time.

            1.8 "SEMINIS Intellectual Property" or "SEMINIS IP" means the intellectual property (including, but not limited to, know-how, trade secrets, confidential information, biomaterials, patents, plant variety protection rights, breeders' rights, and rights under licenses) owned in whole or in part, controlled or licensable by SEMINIS from time to time.

            1.9 "Product" means any product or process which incorporates DNAP IP, SEMINIS IP, or Funded IP.

            1.10 "Field" means, for a given Project, crops which are being sold or developed by SEMINIS at the time the Project is agreed to or renewed.

            1.11 "Value Added" means the increase in the value of a Product resulting from a Project.

            1.12 "Net Sales" means the revenue received by DNAP and its Affiliates or SEMINIS and its Affiliates on the sales of Products, after deduction of the following items provided and to the extent such items are actually incurred and do not exceed reasonable and customary amounts in the market in which such sale occurred: (i) trade, quantity and cash discounts and rebates; (ii) credits or allowance given or made for rejection or return of previously sold Products; (iii) any tax or government charge levied on the sale other than an income tax or value added tax; (iv) any charges for freight or insurance; (v) all bona fide distributor commissions paid by DNAP and its Affiliates or SEMINIS and its Affiliates in connection with the sales of Products.

            1.13 "Fiscal Year" means each twelve (12) month period beginning on the 1st of October.

            1.14 "DNAP Developed Intellectual Property" or "DNAP Developed IP" shall mean inventions, discoveries, know-how, trade secrets, confidential information, biomaterials, patents, plant variety protection rights, breeder's rights, or other intellectual or industrial property on a worldwide basis arising out of or developed by DNAP as a result of its research with the Funded IP within the Field and where such research is outside the Research Program and not otherwise funded by SEMINIS.

            1.15 "Added Value" shall mean the increase in value of a product resulting from DNAP Developed IP.

Article II. Research Program

            2.1 The Research Program

                  Pursuant to the terms and conditions set forth in this Agreement, DNAP shall carry out Projects for SEMINIS. The Research Program shall have a ten (10) -year term, commencing with the date of this Agreement.

            2.2 Research Projects

                  a. Projects. During the term of the Agreement, the parties will discuss potential Projects. Either party may propose such Projects. SEMINIS shall approve all Projects and Project Plans as set forth in paragraph 2.2b of this Agreement. DNAP shall not unreasonably refuse to agree to the terms of the Project Plan for any Project proposed by SEMINIS, including any confidentiality restrictions regarding the subject matter and scope of a Project.

                  b. Project Plan. Each such Project shall have a Project Plan, which requires the approval of SEMINIS and shall include: (i) the goals of the Project, (ii) the research plan, including benchmarks to be used in judging the Project's progress and timeliness therefor, (iii) a budget and payment schedule,
(iv) a listing prepared by DNAP of the DNAP IP to be used in the Project, (v) a listing prepared by SEMINIS of the SEMINIS IP is to be used in the Project, (vi) the identification of the members of the Research Management Team for such Project and (vii) such other information as SEMINIS may request. Any modification of the Research Plan shall require the approval of SEMINIS.

                  c. Research Management Team. A Research Management Team comprised of an appropriate number of DNAP and SEMINIS employees, which may from time to time be equal, will be established. The Research Management Team will be responsible for creating the Project Plan, evaluating the research and activities on Projects under the Project Plan, and reviewing the progress of the Projects under the Project Plan.

                  d. Project Termination. SEMINIS may terminate any Project at any time for any reason, upon payment of Project costs prior to the date of termination. Upon termination of a Project, any unused budgeted funds for the Project shall be applied to a future Project to fulfill SEMINIS minimum project funding requirements under Paragraph 3.2.

            2.3 Records and Reports

                  DNAP shall keep complete and accurate records of the research conducted pursuant to each Project. Such records shall be made available to SEMINIS to inspect upon prior written notice to DNAP and during normal business hours during the term of this Agreement. DNAP shall also provide SEMINIS with written reports on the progress of each Project, on a quarterly basis or more often if requested by SEMINIS. The reports shall contain: (a) the progress of the Project in relation to the timelines established in the Project Plan; (b) the problems encountered to date with the Project and proposed solutions; (c) costs incurred to date on the Project and their relationship to the budget; (d) a description of all Funded IP, germplasm, improvements or other technology developed to date, and (e) any such other information as SEMINIS may request.

            2.4 Oversight

                  SEMINIS shall have the right to oversee each Project, including access to the DNAP employees and facilities being utilized in the Project during normal business hours.

            2.5 License to Existing IP

                  a. License. Subject to royalty payments in accordance with Paragraph 4.2 e(iv), SEMINIS shall have a worldwide non-exclusive license under this Agreement with respect to DNAP IP solely to the extent necessary or reasonably appropriate for SEMINIS to commercialize the Funded IP, including the right to make, have made, use, offer for sale and sell any Product resulting from a Project.

                  b. Exclusivity.

                        DNAP agrees that it will not undertake to perform for a third party a research and development program directed to the same gene/Plant Family combination as any Project without the prior written consent of SEMINIS.

            2.6 License to SEMINIS IP

                  a. License. If SEMINIS IP is utilized in a Project and incorporated in Funded IP, DNAP shall have a royalty bearing non-exclusive license under this Agreement with respect to SEMINIS IP solely to the extent necessary or reasonably appropriate for DNAP to exercise its rights with respect to the Funded IP pursuant to Section 4.2.

            b. Royalty.

                        (i) DNAP shall pay a royalty to SEMINIS for Products sold by DNAP which incorporate SEMINIS IP. The royalty shall be at standard industry rates, with the specific amount to be negotiated as Projects are identified. Each party shall execute a formal license containing the customary terms with respect to DNAP's and SEMINIS' rights and obligations under this
Section 2.6.

                        (ii) With each royalty payment, DNAP will provide to SEMINIS a written royalty statement verified by the President or Chief Financial Officer of DNAP, setting forth the total sales identified by Product designation or other basis upon which royalties are calculated during the period covered by the statement. SEMINIS shall have the right once per year to designate an independent certified public accountant to inspect DNAP's books and records relating to the basis upon which royalties are calculated.

            2.7 Consultation. The parties specifically understand that the modification of phenotypic traits through biotechnology and genetic engineering is of potential significant competitive importance to the industry. The parties shall work closely together to create and define appropriate Projects. DNAP will use its best efforts to continually apprise SEMINIS of scientific developments relating to SEMINIS' products.

Article III. Research Program Funding

            3.1 Payment by SEMINIS

                  SEMINIS shall pay DNAP in accordance with the payment schedule established for each Project in the Project Plan, provided that if DNAP fails to provide the resources it is committed to provide to a Project, then, in addition to its other remedies provided for herein, such payments shall be equitably adjusted.

            3.2 Minimum Project Funding

                  SEMINIS and DNAP shall undertake Projects with payment schedules chat will generate payments to DNAP of at least $7,500,000 each three years, up to a maximum of $25,000,000 during the ten-year period beginning on the effective date hereof, with the understanding that if the minimum payments made by SEMINIS in any year exceed the amounts due and payable for research services provided by DNAP hereunder, then such excess shall be credited towards future services provided by DNAP in future years but shall not reduce SEMINIS' obligation to continue minimum funding. Unless otherwise agreed by the parties, minimum funding of $625,000 shall be paid to DNAP at the beginning of each calendar quarter during the term of this Agreement until the maximum of $25,000,000 has been reached.

            3.3 Payment Level

                  Unless otherwise agreed in the Project Plan, SEMINIS shall pay

DNAP all of DNAP's direct costs (including direct R&D overhead) plus an industry standard operating margin, but in no event more than 200% of DNA-P's modified direct costs, as customarily computed by DNAP to include only salaries, benefits, supplies and travel for Project personnel.

Article IV. Rights to Results of Research Program

            4.1 Ownership Rights

                  Subject to paragraph 4.2, SEMINIS will own the entire right, title and interest in all Funded IP, as well as other inventions, discoveries, germplasm, improvements or other technology, arising out of each Project and the Research Program, whether or not patentable, together with all patent applications or patents based thereon, regardless of whether the Funded IP are made by employees of SEMINIS or employees of DNAP. SEMINIS shall have the right to file, prosecute and maintain patent applications for all Funded IP at SEMINIS' expense. DNAP will promptly disclose to SEMINIS in writing the conception and the reduction to practice of Funded IP. DNAP hereby represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Agreement will be obligated under a binding written agreement or applicable law to assign to SEMINIS, as directed, all Funded IP made or developed by such employee or other person. DNAP agrees to make available to SEMINIS or to SEMINIS' authorized attorneys, agents or representatives, at DNAP's expense, DNAP employees as necessary or appropriate to enable SEMINIS to file, prosecute and maintain patent applications and resulting patents with respect to all Funded IP, for a period of time sufficient for SEMINIS to obtain the assistance it needs from such personnel. DNAP also agrees to cause its employees to cooperate with SEMINIS by executing any documents that SEMINIS may request in connection with the filing, prosecution or maintenance of patent applications and resulting patents involving the Funded IP.

            4.2 License Rights to Funded IP and Developed IP

                  a. DNAP's License Rights to Funded IP for Research Purposes and For Development of Products Outside the Field. Unless otherwise agreed in a Project Plan for Projects, SEMINIS hereby grants to DNAP (i) a royalty-free non-exclusive license, with no rights to grant sublicenses, to use the Funded IP for research purposes within the Field and outside a Project, and (ii) a royalty bearing, sole license (subject to SEMINIS' retained rights to use the Developed IP outside the Field), with rights to grant sublicenses, to use the Funded IP outside the Field for any purpose, including the right to import, make, have made, use, offer for sale and sell throughout the world Products outside the Field.

                  b. Royalty Payable by DNAP. DNAP shall pay a royalty to SEMINIS for any Products sold by DNAP outside the field containing the Funded IP pursuant to Section 4.2a of this Agreement. The royalty shall be a royalty of 3% of Net Sales, based on sales of seed or starter plants, for Products where the contribution of the Funded IP to the Product is a patentable advance which enables efficacy and which has not been independently made by DNAP in a DNAP-funded program. With each royalty payment, DNAP will provide to SEMINIS a written royalty statement verified by the President or Chief Financial Officer of DNAP, setting forth the total sales identified by Product designation or other basis upon which royalties are calculated during the period covered by the statement. SEMINIS shall have the right once per year to designate and independent certified public accountant to inspect DNAP's books and records relating to the basis upon which royalties are calculated.

                  c. DNAP's License Rights to Funded IP in the Field. If agreed to in a Project Plan, DNAP shall have an option to acquire an exclusive license, with no right to grant sublicenses, solely to import, make, have made, use, offer for sale and sell throughout the world Products containing the Funded IP inside the Field ("License"). The License granted to DNAP shall be for a period of three (3) years from the date DNAP exercises the option. This exclusive License shall be renewable for one (1) year terms upon the written agreement of SEMINIS. Rights under this Paragraph 4.2c become non-exclusive after any exclusive period.

                  d. Value Added. As consideration for the license granted to DNAP under Paragraph 4.2c of this Agreement, DNAP shall pay SEMINIS, on a yearly basis, fifty percent (50%) of the Value Added based upon the Net Sales by DNAP of each Product in the Field, provided that, DNAP shall have most favored nations status subsequent to DNAP's exclusivity period. If subsequent to DNAP's exclusivity period SEMINIS grants a third party a license to the Funded IP in the Field with terms which provide for the third party to pay SEMINIS either (i) less than 50% of the Value Added or (ii) compensation based on a formula other than a share of Value Added, hereinafter referred to as "Compensation Arrangement", SEMINIS shall, within thirty (30) days, inform DNAP of the same in writing and provide DNAP with the opportunity to convert the compensation arrangement between SEMINIS and DNAP under this Paragraph 4.2 (d) to the more favorable Compensation Arrangement between SEMINIS and the third party, with such conversion being effective as of the effective date of the agreement between SEMINIS and the third party. In the event that DNAP does not accept the more favorable Compensation Arrangement within thirty (30) days after it receives notice from SEMINIS, DNAP's option to substitute the different Compensation Arrangement shall be deemed forever waived. The sums due hereunder shall be payable in U.S. currency within forty-five (45) days after the end of each Fiscal year. With each payment, DNAP will provide to SEMINIS a written statement verified by product designation or other basis upon which the Value Added is calculated during the year. SEMINIS shall have the right once per year, at SEMINIS' expense, to designate an independent certified public accountant to inspect DNAP's books and records relating to the calculation of the Value Added due herewith.

                  e. DNAP Developed IP. DNAP shall own the entire right, title and interest in all DNAP Developed IP, as well as all other inventions, discoveries, germplasm, improvements, or other technology arising out of DNAP's research with the Funded IP within the Field and outside a Project, whether or not patentable. DNAP shall have the right to file, prosecute and maintain patent applications for all Intellectual property at DNAP's expense.

                        (i). License to Funded IP. DNAP shall have a worldwide non-exclusive license under this Agreement, with no rights to grant sublicenses, with respect to the Funded IP solely to the extent necessary for DNAP to commercialize the DNAP Developed IP, including the right to import, make, have made, use, offer for sale, and sell any product containing DNAP Developed IP.

                        (ii). Value Added. As consideration for the license granted to DNAP under Paragraph 4.2e(i) of this Agreement, DNAP shall pay SEMINIS, a royalty of 3% of Net Sales by DNAP of each Product in the Field containing DNAP Developed IP. The sums due hereunder shall be payable in U.S. currency within forty-five (45) days after the end of each Fiscal year. With each payment, DNAP will provide to SEMINIS a written statement verified by product designation or other basis upon which the Value Added is calculated during the year. SEMINIS shall have the right once per year, at SEMINIS' expense, to designate an independent certified public accountant to inspect DNAP's books and records relating to the calculation of the Value Added due herewith.

                        (iii). License to SEMINIS of DNAP Developed IP. If DNAP does not commercialize the DNAP Developed IP or discontinues commercialization of the DNAP Developed IP pursuant to paragraph 4.2e(i) of this Agreement, DNAP shall grant SEMINIS a worldwide non-exclusive license under the Agreement to the DNAP Developed IP, to import, make, have made, use, offer for sale, and sell any seed product in the Field containing the DNAP Developed IP.

                        (iv.) Royalty. As consideration for the license rights granted to SEMINIS under Paragraph 2.5(a) and 4.2(iii) of this Agreement, SEMINIS shall pay DNAP, a royalty as follows for Products which SEMINIS has the right to commercialize under this Agreement:

1. A royalty of 0% of Net Sales for a Product, where the contribution of the Funded IP, DNAP IP or DNAP Developed IP to the Product is purely analytical, for example, where DNAP is carrying out biochemical or molecular biological characterization of existing material, such as characterization of pea starch mutants.

2. A royalty of 1% of Net Sales for a Product which contains or is made using Funded IP, DNAP IP or DNAP Developed IP, where the contribution of the Funded IP, DNAP IP or DNAP Developed IP to the Product is not the basis of the efficacy of the Product, for example, a Product containing- a 35S-driven Bt gene in a DNAP vector.

3. A royalty of 2% of Net Sales for a Product which contains or is made using Funded IP, where the contribution of the Funded IP to the Product is a patentable advance to enable efficacy.

4. A royalty of 3% of Net Sales for a Product which contains or is made using DNAP IP or DNAP Developed IP where the contribution of the DNAP IP or DNAP Developed IP to the

      Product is the basis of the efficacy of the Product, including contributions in the form of promoters, gene suppression technology or genes.

The sums due hereunder shall be payable in U.S. currency within forty-five (45) days after the end of each Fiscal year. With each payment, SEMINIS will provide to DNAP a written statement verified by product designation or other basis upon which the Royalty is calculated during the year. DNAP shall have the right once per year, at DNAP's expense, to designate an independent certified public accountant to inspect SEMINIS' books and records relating to the calculation of the Royalty due herewith.

                  f. Further Assurances. Each party shall execute a formal license containing the customary terms with respect to DNAP's and SEMINIS' rights and obligations under this Section 4.2.

            4.3 Notice of Patents Affecting Commercialization Rights


                  During the term of the Research Program, DNAP shall use all reasonable efforts to inform SEMINIS of:

                        (a) any patent owned by or patent application filed by a third party of which DNAP is aware which claims a technology that DNAP is considering for use in a Project, and that requires or may require one or both of the parties to license rights thereunder in order to commercialize the results of the Project; and

                        (b) any possible alternative to such a patented technology of which DNAP is aware. In each such instance where DNAP is aware of an alternative technology, the parties shall consider and discuss the feasibility of using the alternative technology in place of the patented technology.

Article V. Confidentiality

            5.1 Confidentiality

            All information supplied by one party to the other concerning the Research Program, a Project, Project Plan, Developed Intellectual Property, DNAP Intellectual Property, SEMINIS Intellectual Property, Products and any biomaterials supplied by one party to the other shall be considered confidential ("Confidential Information"). The Confidential Information shall be utilized only pursuant to this Agreement. During the term of this Agreement and for a period of five (5) years thereafter, neither party shall disclose to any third party any Confidential Information of the other Party without the specific written consent of such party.

            5.2 Exceptions

            The duties of confidentiality, provided by paragraph 5.l(a) above shall not apply to information received by one party ("Receiving Party") from the other party ("Disclosing Party") if the information:

                  (a) is public information at the time of disclosure by the Disclosing Party to the Receiving Party;

                  (b) subsequently becomes public information other than by act or omission of the Receiving Party;

                  (c) is already in the lawful possession of the Receiving Party, as can reasonably be demonstrated by documentary evidence from the Receiving Party, at the time of the first disclosure by the Disclosing Party to the Receiving Party;

                  (d) is independently developed by employees of the Receiving Party who did not have access to the information; or

                  (e) is required by law to be disclosed to a governmental agency.

Article VI. Event of Default/Remedies/Other Termination Rights

            6.1 Event of Default

            It shall be an Event of Default hereunder if either party (i) fails to pay any sums payable pursuant to this Agreement as and when they are due; or
(ii) materially breaches this Agreement.

6.2 Termination

            The non-defaulting party shall have the right to terminate this Agreement upon the occurrence of an Event of Default unless (i) the Event of Default is cured within thirty (30) days after written notice thereof, or (ii) the Event of Default is remediable but is not reasonably susceptible to cure within such thirty (30) day period, then within such period of time as may be required to cure the same if the defaulting party promptly commences to cure such Event of Default within such thirty (30) day period and diligently prosecutes such cure to completion as soon as is reasonably practicable; or
(iii) if such Event of Default is not one that can be remedied, the defaulting party shall have taken reasonable steps within such thirty (30) day period to prevent a recurrence of such breach; provided, however, that if such Event of Default that cannot be remedied recurs in the same calendar year, the nondefaulting party may, at its option, terminate this Agreement immediately upon the recurrency by written notice to the other party. SEMINIS shall have the right to terminate this Agreement if there is a change in control of DNAP. For the purposes, "change in control of DNAP" shall mean that DNAP ceases to be greater than 50% owned, directly or indirectly, or otherwise controlled by ELM or by an existing or future ELM Affiliate. Each party's rights to Developed IP shall survive any termination pursuant to this Agreement.

            6.3 Other Remedies

                  In addition to all other remedies specified in Article 6, the non-defaulting party shall have the right to pursue any and all available legal or equitable remedies for the breach.

            6.4 No Consequential Damages

                  In no event will either party be liable to the other or any third party for any indirect, incidental or consequential damages with respect to the performance or non-performance of this Agreement, whether arising out of breach of warranty, breach of contract, tort (including negligence), strict products liability or otherwise, even if advised of the possibility of such damage or if such damage could have been reasonably foreseen, except only in case of personal injury where applicable law requires such liability.

Article VII. Miscellaneous

            7.1 Notices

                  All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received by DNAP or SEMINIS, as the case may be, at the following address, or such other address as DNAP or SEMINIS may from time to time designate by written notice to the other as herein required:

                    SEMINIS VEGETABLE SEEDS
                    37437 State Highway 16
                    Woodland, California 95695
                    Attn: Vice President Research

                    DNA PLANT TECHNOLOGY CORPORATION
                    6701 San Pablo Avenue
                    Oakland, California 94608-1239
                    Attn: Vice President, Business Development with a copy to DNAP Legal Department at same address

            7.2 Choice of Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to conflict of law principles.

            7.3 Severability

                  In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any, relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision held to be unenforceable, and any provision that is held not to be enforceable in shall nevertheless be enforceable to the full extent permitted by law.

            7.4 Amendments

                  No Amendment or modification of this Agreement shall be valid or binding unless in writing signed by the parties.

            7.5 Assignment

                  Neither party may assign this Agreement without the prior written consent of the other except to an Affiliate or to an entity acquiring the party or all of the party's business in the subject area.

            7.6 Arbitration

                  (a) The parties hereby undertake to use good faith efforts to settle all disputes arising under this Agreement. Failing settlement, all disputes, including without limitation, claims of breach of contract, fraud in the inducement and negligence shall be referred to binding arbitration in Dallas, Texas, if arbitration is initiated by DNAP, or in San Francisco, California, if the arbitration is initiated by SEMINIS, in accordance with the Commercial Rules of Arbitration of the American Arbitration Association.

                  (b) It within seven (7) days after receipt by one party of the other party's notice of intention to arbitrate, the parties are unable to agree on a single arbitrator, each party shall have seven (7) days to appoint its own arbitrator from a list selected by the American Arbitration Association, and the arbitrators thus chosen shall together, within seven (7) days of their appointment, appoint a third arbitrator from the list selected by the American Arbitration Association. If either party fails to appoint its own arbitrator within the specified period, the arbitrator appointed by the other party shall be the sole arbitrator. if both parties fail to appoint arbitrators within the specified period, or if the arbitrators appointed by the parties fail to appoint a third arbitrator within the specified period, the American Arbitration Association shall make the appointment. The parties shall use their best efforts to appoint arbitrators who are knowledgeable in the biotechnology industry. The decision of the arbitrator(s) shall be final and may be enforced in any court of competent jurisdiction. The prevailing party in any proceeding shall be reimbursed by the other party for all expenses incurred in connection with arbitration.

            7.7 No Joint Venture

                  The parties perform their obligations under this Agreement as independent contractors and each party shall be solely responsible for its own financial obligations. Nothing contained in this Agreement shall be construed to imply a joint venture or principal and agent relationship between the parties and neither shall have the right to create any obligation, express or implied, on behalf of the other.

            7.8 Counterparts

                  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

            IN WITNESS WHEREOF the parties have executed this Agreement in duplicate originals as of the date first above written, as evidence by the signature below of the authorized representatives.

DNA PLANT TECHNOLOGY                        SEMINIS VEGETABLE
CORPORATION                                 SEEDS, INC.


By: /s/ Bernardo Jimenez                  By:   /s/ Alejandro Rodriguez
   ---------------------------------           ---------------------------------

Name:  Bernardo Jimenez                   Name:  Alejandro Rodriguez
     -------------------------------             -------------------------------

Title: Chairman of the Board                Title: President
      ------------------------------              ------------------------------